Exhibit 10.3

Form of Rabbi Trust Agreement

This rabbi trust agreement is based on the IRS model rabbi trust provisions contained in Revenue Procedure 92-64. Provisions from the IRS model rabbi trust have been selected which are frequently chosen by many if not most of Wells Fargo rabbi trust clients. Additional provisions have been added to reflect Wells Fargo operating procedures and administrative requirements. A Company should carefully review the trust agreement with its legal counsel to determine if it is appropriate for its particular situation. Wells Fargo does not provide legal advice and makes no representations concerning the tax consequences of a Company’s execution of this Agreement.

Issued: August 2007

Revision History: January 2007, February 2006, January 2006, August 2004

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Marc L. Reisch 2010 Supplemental Executive Retirement Plan

Form of Trust Agreement

This Agreement (the “Trust Agreement”), made this [__] day of May, 2010, by and among Visant Holding Corp. (“VHC”) and Jostens, Inc. (“Jostens” and together with VHC, the “Company”) and WELLS FARGO BANK, N.A., (the “Trustee”),

WITNESSETH:

WHEREAS, Company has adopted the non-qualified deferred compensation Plan(s) titled the March L. Reisch 2010 Supplemental Executive Retirement Plan (the “Plan”);

WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan with respect to the individual participating in such Plan (the “Participant”);

WHEREAS, Company wishes to establish or has established a trust (hereinafter called “Trust”) and wishes to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to the Plan Participant and his beneficiaries in such manner and at such times as specified in the Plan(s);

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s); and

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE I

ESTABLISHMENT OF TRUST

Section 1.1 Company hereby deposits with Trustee in trust _________, which shall become the principal of the Trust, along with assets transferred from the prior trustee, if any, all to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

Section 1.2 The Trust hereby established shall be irrevocable by Company.

Section 1.3 The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. However, Trustee does not warrant and shall not be liable for any tax consequences associated with the Trust or participation in the Plan.

Section 1.4 The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of the Participant and his beneficiaries and general creditors as herein set forth. The Participant and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of the Participant and his beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.

Section 1.5 Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor the Participant or any beneficiary shall have any right to compel such additional deposits.

Section 1.6 The Company shall also fund an expense account for the Trustee to cover fees and expenses in the amount of [$*] to the extent such expense account has not been previously funded.

ARTICLE II

PAYMENTS TO PLAN PARTICIPANT AND HIS BENEFICIARIES

Section 2.1 After the date on which the Company executes any definitive agreement that contemplates transactions which, if consummated, would result in a Change in Control (as defined in the Plan), the Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of the Participant (and his beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts.

The Trustee shall make payments to the Plan Participant and his beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of federal and state taxes (other than FICA, FUTA or local taxes) that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities. Notwithstanding the foregoing, the Company may direct the Trustee with respect to the state and federal income tax withholding on such payments. If applicable, Company shall direct the Trustee to remit any FICA, FUTA or local taxes with respect to the benefit payments to Company and Company shall have the responsibility for determining, reporting and paying the FICA, FUTA or local taxes to the appropriate taxing authorities. Company will indemnify and hold harmless the Trustee from any and all liability to which the Trustee may become subject due to Company’s failure to properly withhold and remit FICA, FUTA or local taxes in connection with payments from the Trust.

Section 2.2 The entitlement of the Plan Participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan (s).

Section 2.3 Company may make payment of benefits directly to the Plan Participant or his beneficiaries as they become due under the terms of the Plan(s), and may request reimbursement for such payments upon presentation of appropriate evidence of payment to Trustee. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to the Participants or his beneficiaries. In addition, if the principal of the Trust and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient. Trustee shall not be liable for the inadequacy of the Trust to pay all amounts due under the Plan.

Section 2.4 In the event the Participant or his or her beneficiary is determined to be subject to any tax on any amount to the credit of his or her account under the Plan prior to the time of payment hereunder, whether or not due to the establishment of or contributions to this Trust, a portion of such taxable amount equal to the taxes (excluding any interest or penalties) owed on such taxable amount, shall be distributed by the Trustee as soon thereafter as practicable to the Participant or beneficiary.

ARTICLE III

TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY

WHEN COMPANY IS INSOLVENT

Section 3.1 Trustee shall cease payment of benefits to Plan the Participant and his beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any comparable state or federal regulatory law.

Section 3.2 At all times during the continuance of this Trust, as provided in Section 1.4 hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer (or if there is no Chief Executive Officer, the highest ranking officer) of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

(4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Article II of this Trust Agreement only after Trustee has been directed that Company is not Insolvent (or is no longer Insolvent). Trustee may in all events rely on such evidence concerning Company’s solvency (or Insolvency) as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

Section 3.3 Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE IV

PAYMENTS TO COMPANY

Except as provided in Articles II and III hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Participant and his beneficiaries pursuant to the terms of the Plan(s).

ARTICLE V

INVESTMENT AUTHORITY

Section 5.1 Except as provided below, Company shall have the sole power and responsibility for the management, disposition, and investment of the Trust assets, and Trustee shall comply with written directions from Company or its designated agent, which may include a recordkeeper for the Plan. Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of Trust assets and shall retain such assets until directed in writing to dispose of them. Prior to issuing any such directions, Company shall certify to Trustee the person(s) at Company or its agent who have the authority to issue such directions.

Section 5.2 In the administration of the Trust, Trustee shall have the following powers; however, all powers regarding the investment of the Trust shall be exercised solely pursuant to direction of Company or its delegated agent or, if applicable, an Investment Manager, unless Trustee has been properly delegated investment authority pursuant to Section 5.4 below:

(1) To hold assets of any kind, including shares of any registered investment company, whether or not Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;

(2) To sell, exchange, assign, transfer, and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed;

(3) To invest and reinvest assets of the Trust (including accumulated income) as directed;

(4) To vote, tender, or exercise any right appurtenant to any stock or securities held in the Trust, as directed;

(5) To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust, as directed;

(6) To sell or exercise any “rights” issued on any securities held in the Trust, as directed;

(7) To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;

(8) To make such distributions in accordance with the provisions of this Trust Agreement;

(9) To hold a portion of the Trust for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon for such period of time as necessary, notwithstanding in respect thereof; and

(10) To invest in deposit products of Trustee or its affiliates, or other bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed.

Section 5.3 From time to time the Company may appoint one or more investment managers who shall have investment management and control over all or a portion of the assets of the Trust (“Investment Managers”). The Company shall notify the Trustee in writing of the appointment of the Investment Manager. In the event more than one Investment Manager is appointed, the Company shall determine which assets shall be subject to management and control by each Investment Manager and shall also determine the proportion in which funds withdrawn or disbursed shall be charged against the assets subject to each

Investment Manager’s management and control. Such Investment Manager shall direct Trustee as to the investment of assets and any voting, tendering, and other appurtenant rights of all securities held in the portion of the Trust over which the Investment Manager is appointed. Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of the Trust assets and shall retain such assets until directed in writing to dispose of them.

Section 5.4 Company may delegate to Trustee the responsibility to manage all or a portion of the Trust if Trustee agrees to do so in writing. Upon written acceptance of that delegation, Trustee shall have full power and authority to invest and reinvest the Trust in investments as provided herein, subject to any investment guidelines provided by Company.

ARTICLE VI

DISPOSITION OF INCOME

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

ARTICLE VII

ACCOUNTING BY TRUSTEE

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 60 days following the close of each calendar year and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Trustee’s accounting, if not objected to within 90 days of it being furnished to Company, shall be deemed accepted by Company.

ARTICLE VIII

RESPONSIBILITY OF TRUSTEE

Section 8.1 Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company, and Company shall indemnify and hold harmless the Trustee, its officers, employees, and agents from and against all liabilities, losses, and claims (including reasonable attorney’s fees and costs of defense) for actions taken or omitted by Trustee in accordance with the terms of this Trust. Notwithstanding anything contained in this Trust Agreement, in no event shall Company indemnify Trustee for any such costs, expenses and liabilities arising out of Trustee’s gross negligence or willful misconduct in the performance of responsibilities specifically allocated to it under the Trust Agreement. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

Section 8.2 If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

Section 8.3 Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder, and Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder. Company shall pay all reasonable expenses for services by such individuals or entities, subject to its consulting with the company prior to realizing such expenses, and if the Company does not pay such expenses in a reasonably timely manner, Trustee may obtain payment from the Trust.

Section 8.4 Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. The Trustee shall not be liable for the failure or omission of any insurance company for any reason to pay any benefits or furnish any services under the policies or contracts. Company shall have the sole responsibility to determine whether any insured under any insurance policy held in the Trust is deceased.

Section 8.5 However, notwithstanding the provisions of Section 8.4 above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

Section 8.6 Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 8.7 Any electronic communication, including facsimile and e-mail, received by Trustee from an address that Trustee reasonably believes to be that of a duly authorized representative of Company shall be deemed to be in writing and signed on behalf of Company by a duly authorized representative of Company, and Trustee shall be as fully protected under the Trust Agreement and applicable law as if such electronic communication had been an originally signed writing.

ARTICLE IX

COMPENSATION AND EXPENSES OF TRUSTEE

Trustee shall be entitled to reasonable compensation for the services it renders under this Trust as set forth on [Schedule A] attached hereto. Company shall pay all Trustee’s reasonable fees and expenses. If not so paid within a reasonable time, the fees and expenses, including, but not limited to, those expenses referenced in Article VIII above, shall be paid from the Trust.

ARTICLE X

RESIGNATION AND REMOVAL OF TRUSTEE

Section 10.1 The Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.

Section 10.2 Prior to the Change in Control, the Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee. Subsequent to a Change in Control, the Trustee may only be removed by the Company with the consent of the Participant.

Section 10.3 Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 120 days after receipt of all information reasonably required by Trustee to transfer assets to the successor Trustee, unless Company extends the time limit.

Section 10.4 If Trustee resigns or is removed, a successor shall be appointed, in accordance with Article XI hereof, by the effective date of resignation or removal under sections 10.1 and 10.2 of this article. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

ARTICLE XI

APPOINTMENT OF SUCCESSOR

Section 11.1 If Trustee resigns or is removed in accordance with Section 10.1 or 10.2 hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

Section 11.2 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles VII and VIII hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE XII

AMENDMENT OR TERMINATION

Section 12.1 This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall make the Trust revocable after it has become irrevocable in accordance with Section 1.2 hereof.

Section 12.2 The Trust shall not terminate until the date on which the participants or their beneficiaries have received all of the benefits due to them under the terms and conditions of the Plan. This Trust Agreement may not be amended by the Company after a Change in Control without the written consent of the Participant unless the purpose of such amendment, as evidenced by opinion of counsel, is to maintain the ERISA statues or the tax status of this Trust. Upon termination of the Trust, any assets remaining in the Trust shall be returned to Company.

Section 12.3 Upon written approval of the Participant or the majority beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. All assets in the Trust at termination shall be returned to Company.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

Section 13.2 Benefits payable to the Participant and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

Section 13.3 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 13.4 Trustee shall be entitled to rely on any information furnished to it by Company or any other party from whom Trustee is entitled to any information. If any provision of this Trust conflicts with any provision of the Plan, the provisions of this Trust shall control.

Section 13.5 If at any time the Plan fails to meet the requirements of the Internal Revenue Code section 409A, the Company shall determine, withhold, report and remit all taxes thereunder, as applicable.

ARTICLE XIV

EFFECTIVE DATE

The effective date of this Trust Agreement shall be [*] [*], 2010.

IN WITNESS WHEREOF, Company and Trustee have caused this Agreement to be executed by individuals thereunto duly authorized as of the day and year first above written.

VISANT HOLDING CORP.	WELLS FARGO BANK, N.A., Trustee

By	By
Name	Name
Title	Title

JOSTENS, INC.

By
Name
Title